Exhibit 99.1

Affiliates of Blackstone Real Estate Complete $3.6 Billion Acquisition

of Bluerock Residential Growth REIT

NEW YORK, NY, October 6, 2022 – Blackstone (NYSE: BX) today announced that affiliates of Blackstone Real Estate (“Blackstone”) have completed the previously announced acquisition of Bluerock Residential Growth REIT, Inc. (“Bluerock”) for $24.25 per share in an all-cash transaction valued at $3.6 billion.

Bluerock has also completed the previously announced spin-off of its single-family rental business into an externally managed, real estate investment trust, Bluerock Homes Trust, Inc. (NYSE American: BHM) (“BHM”). BHM began trading on the New York Stock Exchange American this morning.

Barclays and Wells Fargo Securities LLC served as Blackstone’s financial advisors, and Simpson Thacher & Bartlett LLP as Blackstone’s legal advisor. Morgan Stanley & Co. LLC and Eastdil Secured LLC served as Bluerock’s lead financial advisors with BofA Securities also serving as an advisor. Wachtell, Lipton, Rosen & Katz, KVCF, PLC, and Vinson & Elkins, LLP served as Bluerock’s legal counsel.

The transaction was announced on December 20, 2021.

About Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has US $320 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, residential, office, hospitality and retail. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT), a U.S. non-listed REIT, and Blackstone’s European yield-oriented strategy. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Contact

Jillian Kary

212-583-5379

Jillian.Kary@Blackstone.com